Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2019

— Updates Full Year 2019 Guidance —

Parsippany, N.J., October 31, 2019—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2019. Financial results for the third quarter and first three quarters of 2019 reflect the impact of the divestiture of Pirate Brands during the fourth quarter of 2018 and the acquisitions of McCann’s  during the third quarter of 2018 and Clabber Girl during the second quarter of 2019.

Third Quarter 2019 Financial Summary:

•	Net sales of $406.3 million
•	Diluted earnings per share of $0.48
•	Adjusted diluted earnings per share[1] of $0.54
•	Net income of $31.1 million
•	Adjusted net income[1] of $34.9 million
•	Adjusted EBITDA[1] of $86.2 million
•	Repurchased 1,330,865 shares of common stock at an average price per share of $18.55, or $24.7 million in the aggregate
•	Refinanced senior notes due 2021 and revolver borrowings with new senior notes due 2027 issued in September 2019 and a new tranche B term loan facility in October 2019

Updated Guidance for Full Year Fiscal 2019

•	Net sales reaffirmed at a range of $1.665 billion to $1.700 billion
•	Adjusted EBITDA revised to a range of $295.0 million to $310.0 million
•	Adjusted diluted earnings per share revised to a range of $1.65 to $1.80

Kenneth G. Romanzi, President and Chief Executive Officer of B&G Foods, stated “Both our 2019 plan and our long-term strategic plan are based on our goal of a stable base business with pricing and cost of goods savings initiatives to offset inflation, complemented by net sales and earnings growth through new product innovation and accretive acquisitions.”

Mr. Romanzi continued, “I am happy to report that through three quarters we are successfully executing on our short-term and long-term plans and a number of other corporate initiatives, including the latest launch of exciting plant-based innovation products by Green Giant, which we are striving to make the leading plant-based brand of the future. We have acquired and are nearing the successful completion of the integration of Clabber Girl, the nation’s #1 manufacturer of retail baking powder. And we also recently completed a $1 billion refinancing in the third quarter and early part of the fourth quarter – the largest in our Company’s history. The refinancing extends our near term debt maturities and sets up our capital structure for long-term success. We continue to strengthen our organization, including organizational re-design, personnel enhancements and system improvements such as our Oracle JDE integration and a new trade spending system.”

1   Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “base business net sales,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

“Finally, we continue to believe our stock is undervalued and repurchased 1.3 million shares of common stock in the third quarter at an average price of $18.55, or $24.7 million in the aggregate.”

Financial Results for the Third Quarter of 2019

B&G Foods generated net sales of $406.3 million for the third quarter of 2019, compared to $422.6 million for the third quarter of 2018.  The decrease was due in part to the Pirate Brands divestiture, partially offset by the McCann’s and Clabber Girl acquisitions.  Net sales of Pirate Brands, which was sold on October 17, 2018 and therefore not part of the Company’s third quarter of 2019 results, were $26.6 million during the third quarter of 2018. An additional two weeks of net sales of McCann’s, which was acquired on July 16, 2018 (two weeks after the start of the third quarter of 2018), contributed $0.3 million to the Company’s net sales for the third quarter of 2019. Net sales of Clabber Girl,  which was acquired on May 15, 2019 and therefore not part of the Company’s third quarter of 2018 results, contributed $20.1 million to the Company’s net sales for the third quarter of 2019.

Base business net sales1 for the third quarter of 2019 decreased $9.8 million, or 2.5%, to $385.9 million from $395.7 million for the third quarter of 2018. The decrease in base business net sales was attributable to a decrease in unit volume of $14.8 million, partially offset by an increase in net pricing of $5.0 million, or 1.3% of base business net sales.

Net sales of Maple Grove Farms increased $1.3 million, or 8.1%,  and net sales of New York Style increased $0.3 million, or 3.2% for the third quarter of 2019 as compared to the third quarter of 2018. Net sales of Green Giant (including Le Sueur)  decreased $6.1 million, or 4.9%, net sales of the Company’s spices & seasonings2 decreased $2.5 million, or 3.0%, and net sales of Victoria decreased $0.5 million, or 4.2%, for the quarter. Net sales of all other brands in the aggregate decreased $2.3 million, or 1.5%, for the third quarter of 2019.

Gross profit was $108.8 million for the third quarter of 2019, or 26.8% of net sales.  Excluding the negative impact of $1.5 million of acquisition/divestiture-related and non-recurring expenses during the third quarter of 2019, the Company’s gross profit would have been $110.3 million, or 27.2% of net sales. Gross profit was $115.0 million for the third quarter of 2018, or 27.2% of net sales. Excluding the negative impact of $3.2 million of acquisition-related and non-recurring charges during the third quarter of 2018, which includes expenses relating to the Company’s inventory reduction plan, the Company’s gross profit would have been $118.2 million, or 28.0% of net sales.

Selling, general and administrative expenses decreased $1.9 million, or 4.7%, to $38.1 million for the third quarter of 2019 from $40.0 million for the third quarter of 2018. The decrease was composed of decreases in selling expenses of $1.6 million, warehousing expenses of $0.8 million and consumer marketing expenses of $0.5 million, partially offset by increases in other general and administrative expenses of $0.8 million and acquisition/divestiture-related and non-recurring expenses of $0.2 million.  Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.1 percentage points to  9.4% for the third quarter of 2019, compared to 9.5% for the third quarter of 2018.

Net interest expense decreased $3.7 million, or 13.5%, to $24.2 million for the third quarter of 2019 from $27.9 million in the third quarter of 2018. The decrease was primarily attributable to a reduction in average long-term debt outstanding during the third quarter of 2019 as compared to the third quarter of 2018, primarily as a result of the use of the net proceeds from the sale of Pirate Brands to prepay long-term debt during the fourth quarter of 2018,  which was partially offset by additional borrowings made in the second quarter of 2019 to fund the Clabber Girl acquisition.

There was no loss on extinguishment of debt for the third quarter of 2019 or the third quarter of 2018.

2   Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Mrs. Dash and Ac’cent.  Excludes net sales of French’s® seasoning mixes, which the Company discontinued during the third quarter of 2018.

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The Company’s net income was $31.1 million, or $0.48 per diluted share, for the third quarter of 2019,  compared to net income of $32.0 million, or $0.48 per diluted share, for the third quarter of 2018.  The Company’s adjusted net income1 for the third quarter of 2019 was $34.9 million, or $0.54 per adjusted diluted share, compared to $37.5 million, or $0.57 per adjusted diluted share, for the third quarter of 2018.

For the third quarter of 2019, adjusted EBITDA was $86.2 million, a  decrease of $5.7 million, or 6.1%,  compared to $91.9 million for the third quarter of 2018.  The decrease in adjusted EBITDA was primarily attributable to the divestiture of Pirate Brands in the fourth quarter of 2018, which was offset in part by improved operating performance, as well as the acquisition of Clabber Girl in the second quarter of 2019. Adjusted EBITDA as a percentage of net sales was 21.2% for the third quarter of 2019, compared to 21.7% in the third quarter of 2018.

Financial Results for the First Three Quarters of 2019

B&G Foods generated net sales of $1,190.2 million for the first three quarters of 2019, compared to $1,242.7 million for the first three quarters of 2018. The decrease was primarily attributable to the Pirate Brands divestiture, offset in part by the McCann’s and Clabber Girl acquisitions. Net sales of Pirate Brands, which was sold on October 17, 2018 and therefore not part of the Company’s first three quarters of 2019 results, were $72.8 million during the first three quarters of 2018.  An additional two weeks of net sales of McCann’s,  which was acquired on July 16, 2018 (two weeks after the start of the third quarter of 2018), contributed $0.3 million to the Company’s net sales for the first three quarters of 2019. Net sales of Clabber Girl,  which was acquired on May 15, 2019 and therefore not part of the Company’s first three quarters of 2018 results, contributed $28.5 million to the Company’s net sales for the first three quarters of 2019.

Base business net sales for the first three quarters of 2019 decreased $11.4 million, or 1.0%, to $1,156.0 million from $1,167.4 million for the first three quarters of 2018.  The decrease in base business net sales was attributable to a decrease in unit volume of $27.5 million and the negative impact of foreign currency of $0.1 million, partially offset by an increase in net pricing of $16.2 million, or 1.4% of base business net sales.

Net sales of Green Giant (including Le Sueur)  increased $9.1 million, or 2.5%, in the first three quarters of 2019,  as compared to the first three quarters of 2018. Net sales of Maple Grove Farms increased $3.0 million, or 5.8%; net sales of New York Style increased $1.9 million, or 7.3%; and net sales of Ortega increased $0.5 million, or 0.4%,  for the first three quarters of 2019 as compared to the first three quarters of 2018.  Net sales of the Company’s spices & seasonings2 decreased $5.4 million, or 2.1%; net sales of Victoria decreased $1.7 million, or 5.0%;  and net sales of Cream of Wheat decreased $1.3 million, or 2.8%, for the first three quarters of 2019. Net sales of all other brands in the aggregate decreased $17.5 million, or 6.0%, for the first three quarters of 2019.

Gross profit was $288.7 million for the first three quarters of 2019, or 24.3% of net sales. Excluding the negative impact of $19.5 million of acquisition/divestiture-related and non-recurring expenses during the first three quarters of 2019, which includes expenses related to the Company’s inventory reduction plan, the Company’s gross profit would have been $308.2 million, or 25.9% of net sales. Gross profit was $299.6 million for the first three quarters of 2018, or 24.1% of net sales. Excluding the negative impact of $39.4 million of acquisition-related and non-recurring charges during the first three quarters of 2018, which includes expenses relating to the Company’s inventory reduction plan, the Company’s gross profit would have been  $339.0 million, or 27.3% of net sales.

Selling, general and administrative expenses decreased $3.5 million, or 3.0%, to $116.3 million for the first three quarters of 2019 from $119.8 million for the first three quarters of 2018. The decrease was composed of decreases in consumer marketing expenses of $4.1 million, selling expenses of $3.2 million and warehousing expenses of $1.4 million, partially offset by increases in acquisition/divestiture-related and non-recurring expenses of $3.0 million and other general and administrative expenses of $2.2 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.2 percentage points to 9.8% for the first three quarters of 2019,  compared to 9.6% for the first three quarters of 2018.

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Net interest expense decreased $13.4 million, or 16.0%, to $70.4 million for the first three quarters of 2019 from $83.8 million in the first three quarters of 2018. The decrease was primarily attributable to a reduction in average long-term debt outstanding during the first three quarters of 2019 as compared to the first three quarters of 2018, primarily as a result of the use of the net proceeds from the sale of Pirate Brands to prepay long-term debt during the fourth quarter of 2018 and other prepayments of long-term debt made during the first and second quarters of 2018, which was partially offset by additional borrowings made in the second quarter of 2019 to fund the Clabber Girl acquisition.

There was no loss on extinguishment of debt for the first three quarters of 2019, compared to a loss on extinguishment of debt for the first three quarters of 2018 of $3.3 million, which included the write-off of deferred debt financing costs and unamortized discount of $2.8 million and $0.5 million, respectively, relating to the repayment of $150.0 million aggregate principal amount of the Company’s then outstanding tranche B term loans.

The Company’s net income was $66.1 million, or $1.01 per diluted share, for the first three quarters of 2019, compared to net income of $60.5 million, or $0.91 per diluted share, for the first three quarters of 2018. The Company’s adjusted net income for the first three quarters of 2019 was $88.4 million, or $1.35 per adjusted diluted share, compared to $98.8 million, or $1.49 per adjusted diluted share, for the first three quarters of 2018.

For the first three quarters of 2019, adjusted EBITDA was $233.0 million, a decrease of $22.7 million, or 8.9%, compared to $255.7 million for the first three quarters of 2018. The decrease in adjusted EBITDA was primarily attributable to the divestiture of Pirate Brands in the fourth quarter of 2018, which was offset in part by improved operating performance, as well as the acquisitions of McCann’s in the third quarter of 2018 and Clabber Girl in the second quarter of 2019. Adjusted EBITDA as a percentage of net sales was 19.6% for the first three quarters of 2019, compared to 20.6% in the first three quarters of 2018.

Full Year Fiscal 2019 Guidance

B&G Foods updated its guidance for full year fiscal 2019. Net sales are expected to be approximately $1.665 billion to $1.700 billion, adjusted EBITDA is now expected to be approximately $295.0 million to $310.0 million and adjusted diluted earnings per share is now expected to be approximately $1.65 to $1.80.

For fiscal 2019, net interest expense is now expected to be approximately $95.5 million to $99.5 million (including cash interest payments which are now expected to be approximately $92.0 million to $95.0 million), depreciation expense is expected to be approximately $41.0 million, amortization expense is expected to be approximately $18.5 million, cash taxes, excluding the tax effects resulting from the gain on sale of Pirate Brands, are expected to be approximately $5.0 million or less and capital expenditures are expected to be approximately $45.0 million to $50.0 million.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition/divestiture-related and non-recurring expenses, gains and losses, including severance and other expenses primarily relating to a  workforce reduction;  the non-cash accounting impact of the Company’s inventory reduction plan; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

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Debt Refinancing

On September 26, 2019, the Company completed a registered public offering of $550.0 million aggregate principal amount of 5.25% senior notes due 2027. On October 10, 2019, the Company amended its amended and restated credit agreement, which amendment, among other things, provided for an incremental $450.0 million tranche B term loan facility, which closed and funded on October 10, 2019. The Company used the proceeds of the tranche B term loans, together with the net proceeds of its senior notes offering, to redeem all $700.0 million of the Company’s 4.625% senior notes due 2021, repay a portion of its borrowings under its revolving credit facility and pay related fees and expenses.

Stock Repurchase Program

During the third quarter of 2019, the Company repurchased and retired 1,330,865 shares of common stock at an average price per share, excluding fees and commissions, of $18.55, or $24.7 million in the aggregate. The Company has $25.3 million available for future repurchases of common stock under the stock repurchase program and has 64,044,649 shares of common stock outstanding.

Under the stock repurchase program, which expires on March 15, 2020, the Company may purchase shares of the Company’s common stock from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing and amount of stock repurchases under the program, if any, will be at the discretion of management, and will depend on a variety of factors, including price, available cash, general business and market conditions and other investment opportunities. Therefore, there can be no assurance as to the number or aggregate dollar amount of shares, if any, that will be repurchased under the program. The Company may discontinue the program at any time. Any shares repurchased pursuant to the program will be retired.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, October 31, 2019.  The call will be webcast live and can be accessed at www.bgfoods.com/investor-relations.  The call can also be accessed live over the phone by dialing (877)  407-0792 for U.S. callers or (201)  689-8263 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412)  317-6671 for international callers; the password is 13695814.  The replay will be available from October 31, 2019 through November 7, 2019. Investors may also access a web-based replay of the call at www.bgfoods.com/investor-relations.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income”  (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses  (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

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The Company uses non-GAAP financial measures to adjust for certain items that affect comparability.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the third quarter and first three quarters of 2019 and 2018, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms, Mrs. Dash,  New York Style,  Ortega, Polaner,  SnackWell’s,  Spice Islands and Victoria,  there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share, cash interest payment, cash taxes, capital expenditure, depreciation expense, amortization expense and overall expectations for the remainder of fiscal 2019 and beyond, including our expectations as to the Company’s short-term and long-term plans and other corporate initiatives, including statements relating to the future success of Green Giant and its plant-based innovation, other new product innovation, the Company’s ability to make and successfully integrate accretive acquisitions and organizational improvements. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties,  readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as

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compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of and operate a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 28,	December 29,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$267,006	$11,648
Trade accounts receivable, net	167,975	151,707
Inventories	526,074	401,355
Prepaid expenses and other current assets	30,171	19,988
Income tax receivable	12,029	1,398
Total current assets	1,003,255	586,096

Property, plant and equipment, net	303,107	282,553
Operating lease right-of-use assets	41,176	—
Goodwill	595,913	584,435
Other intangibles, net	1,619,848	1,595,569
Other assets	3,580	1,206
Deferred income taxes	5,378	4,940
Total assets	$3,572,257	$3,054,799

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$177,115	$140,000
Accrued expenses	68,472	55,660
Operating lease liabilities, current portion	9,990	—
Income tax payable	3,496	31,624
Dividends payable	30,421	31,178
Total current liabilities	289,494	258,462

Long-term debt	2,133,487	1,635,881
Deferred income taxes	252,131	235,902
Long-term operating lease liabilities, net of current portion	34,415	—
Other liabilities	19,315	24,505
Total liabilities	2,728,842	2,154,750

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,044,649 and 65,638,701 shares issued and outstanding as of September 28, 2019 and December 29, 2018, respectively	640	656
Additional paid-in capital	—	116,339
Accumulated other comprehensive loss	(21,813)	(23,502)
Retained earnings	864,588	806,556
Total stockholders’ equity	843,415	900,049
Total liabilities and stockholders’ equity	$3,572,257	$3,054,799

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Net sales	$406,311	$422,602	$1,190,242	$1,242,709
Cost of goods sold	297,530	307,563	901,515	943,141
Gross profit	108,781	115,039	288,727	299,568

Operating expenses:
Selling, general and administrative expenses	38,112	39,987	116,265	119,827
Amortization expense	4,729	4,634	13,821	13,852
Operating income	65,940	70,418	158,641	165,889

Other income and expenses:
Interest expense, net	24,152	27,932	70,405	83,845
Loss on extinguishment of debt	—	—	—	3,324
Other income	(59)	(1,313)	(842)	(2,979)
Income before income tax expense	41,847	43,799	89,078	81,699
Income tax expense	10,759	11,811	22,948	21,188
Net income	$31,088	$31,988	$66,130	$60,511

Weighted average shares outstanding:
Basic	65,081	65,932	65,336	66,252
Diluted	65,103	66,021	65,370	66,363

Earnings per share:
Basic	$0.48	$0.49	$1.01	$0.91
Diluted	$0.48	$0.48	$1.01	$0.91

Cash dividends declared per share	$0.475	$0.475	$1.425	$1.415

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Net income	$31,088	$31,988	$66,130	$60,511
Income tax expense	10,759	11,811	22,948	21,188
Interest expense, net	24,152	27,932	70,405	83,845
Depreciation and amortization	15,122	13,526	43,542	39,933
Loss on extinguishment of debt(1)	—	—	—	3,324
EBITDA(2)	81,121	85,257	203,025	208,801
Acquisition/divestiture-related and non-recurring expenses(3)	5,111	4,744	13,630	9,636
Inventory reduction plan impact(4)	—	1,853	16,382	37,279
Adjusted EBITDA(2)	86,232	91,854	233,037	255,716
Income tax expense	(10,759)	(11,811)	(22,948)	(21,188)
Interest expense, net	(24,152)	(27,932)	(70,405)	(83,845)
Acquisition/divestiture-related and non-recurring expenses(3)	(5,111)	(4,744)	(13,630)	(9,636)
Inventory reduction plan impact(4)	—	(1,853)	(16,382)	(37,279)
Write-off of property, plant and equipment	76	70	89	99
Deferred income taxes	8,382	8,985	15,622	16,496
Amortization of deferred financing costs and bond discount	873	1,434	2,618	4,410
Share-based compensation expense	999	749	2,963	3,346
Changes in assets and liabilities, net of effects of business combinations	(72,057)	(22,493)	(129,635)	10,944
Net cash (used in) provided by operating activities(5)	$(15,517)	$34,259	$1,329	$139,063

(1)

Loss on extinguishment of debt for the first three quarters of 2018 included the write-off of deferred debt financing costs and unamortized discount of $2.8 million and $0.5 million, respectively, relating to the prepayment of borrowings under the tranche B term loans.

(2)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the United States in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above).  The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including severance and other expenses relating to a  workforce reduction; and the non-cash accounting impact of the Company’s inventory reduction plan. Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

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EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(3)

Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2019 of $5.1 million and $13.6 million, respectively, primarily include acquisition expenses for the Clabber Girl acquisition, divestiture expenses for the Pirate Brands sale and severance and other expenses primarily relating to a workforce reduction.  Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2018 of $4.7 million and $9.6 million, respectively, primarily included acquisition and integration expenses for the Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.

(4)

For the first three quarters of 2019, inventory reduction plan impact of $16.4 million includes the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of an inventory reduction plan. For the third quarter and first three quarters of 2018, the inventory reduction plan impact of $1.9 million and $37.3 million, respectively, included fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the third quarter and first three quarters of 2018 as part of the Company’s inventory reduction plan.

(5)

The Company’s divestiture of Pirate Brands during the fourth quarter of 2018 resulted in a gain on sale during 2018 of approximately $176.4 million. The gain on sale negatively impacted the Company’s income taxes for 2019 by approximately $71.8 million, which includes a cash tax payment the Company made during the second quarter of 2019 of $43.2 million and a cash tax benefit the Company otherwise would have expected to receive of approximately $28.6 million. Excluding the negative tax impact of the gain on sale, the Company’s net cash provided by operating activities for the first three quarters of 2019 would have been approximately $73.1 million.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Net income	$31,088	$31,988	$66,130	$60,511
Loss on extinguishment of debt, net of tax(1)	—	—	—	2,496
Acquisition/divestiture-related and non-recurring expenses, net of tax(2)	3,794	3,563	10,119	7,237
Inventory reduction plan impact, net of tax(3)	—	1,392	12,162	27,997
Tax true-ups(4)	—	529	—	529
Adjusted net income	$34,882	$37,472	$88,411	$98,770
Adjusted diluted earnings per share	$0.54	$0.57	$1.35	$1.49

(1)

Loss on extinguishment of debt for the first three quarters of 2018 included the write-off of deferred debt financing costs and unamortized discount of $2.1 million, net of tax, and $0.4 million, net of tax, respectively, relating to the prepayment of borrowings under the tranche B term loans.

(2)

Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2019 primarily include acquisition expenses for the Clabber Girl acquisition, divestiture expenses for the Pirate Brands sale and severance and other expenses primarily relating to a workforce reduction.  Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2018 primarily included acquisition and integration expenses for the Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.

(3)

For the first three quarters of 2019, inventory reduction plan impact of $16.4 million (or $12.2 million net of taxes) includes the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of an inventory reduction plan. For the third quarter and first three quarters of 2018, the inventory reduction plan impact of $1.9 million (or $1.4 million net of taxes) and $37.3 million (or $28.0 million net of taxes), respectively, included fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the third quarter and first three quarters of 2018 as part of the Company’s inventory reduction plan.

(4)	Tax true-ups for the third quarter and first three quarters of 2018 reflects prior year foreign tax expense true-up and impact of enacted state rate changes.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Net sales	$406,311	$422,602	$1,190,242	$1,242,709
Net sales from acquisitions(1)	(20,397)	—	(34,272)	—
Net sales of non-branded IQF bulk rice products(2)	—	(169)	—	(1,306)
Net sales from divested and discontinued brands(3)	—	(26,741)	—	(74,045)
Base business net sales(4)	$385,914	$395,692	$1,155,970	$1,167,358

(1)

Reflects net sales for Clabber Girl for the third quarter and first three quarters of 2019. Also includes two weeks of net sales for McCann’s in 2019, for which there was no comparable period of net sales in 2018. McCann’s was acquired on July 16, 2018 and Clabber Girl was acquired on May 15, 2019.

(2)

Reflects net sales of the Company’s non-branded individually quick frozen (IQF) bulk rice products, which is a product line the Company acquired as part of the Green Giant acquisition, and which the Company is excluding from net sales for the purposes of calculating base business net sales because the Company does not consider the non-branded IQF bulk rice products to be part of its core business or material. The Company discontinued the sale of non-branded IQF bulk rice products during the fourth quarter of 2018.

(3)

Reflects net sales of Pirate Brands and French’s® seasoning mixes.  The Company completed the divestiture of Pirate Brands on  October 17, 2018. The Company discontinued the sale of French’s products during the third quarter of 2018 following the expiration of a licensing agreement.

(4)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands and (3) net sales of the Company’s IQF bulk rice products, see footnote 2 above.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

The definition of base business net sales set forth above, as it relates to acquisitions, has been modified from the definition the Company had most recently used. Under the Company’s most recent prior definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the last day of the quarter in which the first anniversary of the date of acquisition occurred. The Company believes that it is more useful to measure base business net sales on a partial quarter basis based upon the actual period of comparable ownership instead of adjusting for an entire quarter.

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